Exhibit 99.4
December 15, 2009

By Hand	By Federal Express
The Board of Directors	The Board of Directors
Hampshire Group, Limited	c/o Heath L. Golden
c/o CT Corporation	Hampshire Group, Limited
1209 orange Street	114 W. 41st Street
Wilmington, DE 19801	New York, New York 10036

Re	Demand For Inspection of Books and Records of Hampshire Group, Limited Pursuant to 8 Del. C §220
Gentlemen:
     As you are aware Loubani L.P. is the beneficial holder of shares of Hampshire Group, Limited, a Delaware corporation (“Hampshire” or the “Company”).
     Pursuant to Section 220 of the Delaware General Corporation Law, Loubani L.P. hereby demands the right (by its attorneys, consultants, or other agents), during the usual hours of business, to inspect the following books and records of the Company and to make copies or extracts therefrom.
Stocklist Materials
1.	The most recent complete record or list of the stockholders of record of the Company, certified by its transfer agent, showing the name and address of each stockholder and the number of shares of stock registered in the name of each stockholder.

2.	All information in the Company’s possession or control, or which can reasonably be obtained from nominees of any central certificate depository system, or from banks, brokers or dealers, concerning the number and identity of the actual beneficial owners of the Company’s stock including, but not limited to, all “CEDE breakdowns” omnibus proxies from such entities.

3.	All information in, or which comes into, the possession or control of the Company, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or other nominees concerning the names, addresses and number of shares of the non-objecting beneficial owners and consenting beneficial owners of the stock of the Company (“NOBOs”).

Purpose
     Loubani L.P. is seeking the Company’s stock list materials because he may solicit proxies and/or consent to, among other possibilities, elect directors.
     Please have your counsel advise Andrew Weil or Neal Aizenstein where and when the aforementioned books, records and other documents will be available for inspection and copying. Each of Mr. Weil (telephone: 312-324-1750; facsimile 312-324-1001; e-mail: aweil@morganlewis.com) and Mr. Aizenstein (telephone: 312-324-1751; facsimile: 312-324-1001; email: naizenstein@morganlewis.com) can be reached at Morgan, Lewis & Bockius LLP, 77 West Wacker Drive, Chicago, IL 60601.

Very truly yours,

Loubani L.P.

/s/ Mohammed Loubani

By:	Mohammed Loubani
Its:	General Partner

Verification and Power of Attorney
State of
County of
     BE IT REMEMBERED that, the undersigned, Mohammed Loubani personally appeared before me, who being duly sworn, deposes and says:
1.	The undersigned is a stockholder of Hampshire Group, Limited (“Hampshire”) and is the beneficial owner of 131,037 shares of common stock of Hampshire as evidenced by the attached bank statement, which statement is a true and correct copy of what it purports to be.

2.	That the foregoing is the undersigned’s letter of demand for the inspection of designated stock list materials and books and records of Hampshire and that the statements made in such letter are true and correct.

3.	That the letter designates Morgan, Lewis & Bockius LLP, Andrew Weil, Neal Aizenstein and their respective partners, associates, employees, and other persons to be designated by them, acting together, singly, or in combination, as the undersigned’s attorney or agent to conduct such inspection, and that the foregoing and this verification are the undersigned’s power of attorney authorizing the foregoing persons to act on behalf of the undersigned.

Loubani, L.P.

/s/ Mohammed Loubani

By:	Mohammed Loubani
Its:	General Partner
SWORN TO AND SUBSCRIBED
BEFORE ME this 15th day of
December, 2009

Notary Public